Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-162584, No. 333-160337, No. 333-157029 and No. 333-84304) on Form S-3 and (No. 333-178640, No. 333-159104, No. 333-139968, No. 333-134583 and No. 333-64346) on Form S-8 of Hampton Roads Bankshares, Inc. of our report dated April 22, 2010, except for Note 2, as to which the date is August 13, 2010 and Note 3, as to which the date is March 23, 2011, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Hampton Roads Bankshares, Inc. for the year ended December 31, 2010.

/s/ YOUNT, HYDE & BARBOUR, P.C.

Winchester, Virginia

March 13, 2012